Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to incorporation by reference in the registration statement (Registration No. 333-75070) on Form S-8 of INVESTools Inc. of our report dated February 26, 2004, with respect to the consolidated balance sheets of INVESTools Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the years then ended which report appears in the December 31, 2003 annual report on Form 10-K of INVESTools Inc.  The audit report covering the December 31, 2003 financial statements refers to a change in the method of accounting for goodwill and other intangible assets effective January 1, 2002 and to a change in the method of accounting for stock-based compensation effective January 1, 2003.

Our report refers to our audit of the disclosures added to revise the 2001 consolidated financial statements, as more fully described in Note 3 to the consolidated financial statements.  However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such disclosures.

/s/ KPMG LLP
KPMG LLP
Houston, Texas
March 29, 2004